EXHIBIT 2


                                 CSW CREDIT, INC.
                                EARNINGS COVERAGE
                            (Thousands, except ratios)

                                                          2000

                                          January       February       March

Net Income                                 $880           $776           $664
Income Taxes                                468            412            353
Tax Benefit of Parent
  Company Loss                              (10)           (10)           (11)
Interest Expense/
 Credit Line Fees                         3,596          3,043          3,056
                                       ----------    -----------    ----------

Earnings                                 $4,934         $4,221         $4,062
                                       ==========    ===========    ==========

Interest Expense/                        $3,596         $3,043         $3,056
 Credit Line Fees


Ratio of Earnings
  To Fixed Charges                         1.37           1.39           1.33





                                CAPITAL STRUCTURE
                                  March 31, 2000
                                   (Thousands)



Short-term Debt                           $555,764          92.3%
Common Equity                               46,345           7.7%
                                         ----------    -----------

           Total                          $602,109           100%
                                         ==========    ===========